Exhibit 21.1





                    Resource Mortgage Capital, Inc.
                          List of Subsidiaries
                        As of December 31, 1996





Multi-Family Finance Corporation
Issuer Holding Corporation
   Multi-Family Capital Access One, Inc.
   Resource Finance Co. One
      Resource Finance Co. Two
      SHF Corp.
      ND Holding Co.
   Merit Securities Corporation

** Dynex Holding, Inc.
   Dynex Financial, Inc.
   National Model Homes, Inc.
      KBOne, Inc.
   Dynex Commercial, Inc.
      Multi-Family Capital Markets
   Real Estate Tax Fund
   SMFC Funding Corporation
      MSC I L.P.
      Dynex Securities Corporation



NOTE:       All companies were incorporated in Virginia except for Dynex
             Holding, Inc. (Delaware).

** Resource Mortgage Capital, Inc. has a non-voting preferred stock interest in these companies.